Exhibit 2.2

AMENDMENT TO AGREEMENT AND PLAN OF MERGER

This AMENDMENT, dated July 8, 2008 (this “Amendment”), to the AGREEMENT AND PLAN OF MERGER, dated as of December 21, 2007 (the “Original Agreement”), is made and entered into by and among Model Reorg, Inc., a New York corporation (“Model”), E Com Ventures, Inc., a Florida corporation (“E Com”), Model Reorg Acquisition LLC, a Delaware limited liability company and wholly-owned subsidiary of E Com (“Acquisition Sub”), and the shareholders of Model who are signatories thereto and hereto. Capitalized terms used in this Amendment and not otherwise defined herein shall have the meanings ascribed to such terms in the Original Agreement.

RECITALS

WHEREAS, Section 9.2 (Amendment or Supplement) of the Original Agreement provides that, at any time prior to the Effective Time, the Original Agreement may be amended in any and all respects by written agreement of the parties thereto, and by action taken by the respective Boards of Directors of E Com and Model;

NOW, THEREFORE, in consideration of the foregoing recital and the agreements herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree that the Original Agreement shall be amended as follows:

1. The definition of “Agreement” in the preamble to the Original Agreement shall be deleted in its entirety and replaced by the following:

“(together with the Exhibits and Schedules thereto, as the foregoing may be supplemented, modified, amended, restated or extended from time to time in the manner provided therein, this “Agreement”)”

2. The definition of “Affiliate Consignment” in Section 9.11 (Definitions; Construction) of the Original Agreement shall be deleted in its entirety and all references to “Affiliate Consignment” throughout the Original Agreement shall be deleted from the Original Agreement as set forth below:

(a) Section 4.21 (Related Person Transactions) to the Original Agreement shall be amended to remove “and for the Affiliate Consignment” as an exception from the first sentence of Section 4.21; and

(b) Section 5.1(a)(iii) (Conduct of Business) to the Original Agreement shall be amended to remove “or the Affiliate Consignment” as an exception.

3. The definition of “Affiliate Debt” in Section 9.11 (Definitions; Construction) of the Original Agreement shall be deleted in its entirety and replaced by the following:

“ “Affiliate Debt” means the subordinated debt payable by Model to (i) certain Model Shareholders or trusts for the benefit of their family members in the amount and on the terms and conditions substantially similar to those described on Exhibit C attached hereto and such other terms as shall be mutually agreeable to such Model Shareholders and E Com and (ii) Quality King Distributors, Inc. that remains outstanding after the consummation of the QKD Debt Restructuring in the amount and on the terms and conditions substantially similar to those described on Exhibit C attached hereto and such other terms as shall be mutually agreeable to Quality King Distributors, Inc., Model and E Com.”

4. Exhibit C (Affiliate Debt) to the Original Agreement shall be deleted in its entirety and replaced by Exhibit C attached hereto.

5. The definition of “Commitment Letter” in Section 9.11 (Definitions; Construction) of the Original Agreement shall be deleted in its entirety and replaced by the following:

“ “Commitment Letter” shall mean the commitment letter previously provided to the Board of Directors of E Com dated May 16, 2008 between a senior lender and E Com, as the same may be supplemented, modified, amended, restated or extended from time to time.”

6. A new definition shall be added to Section 9.11 (Definitions; Construction) of the Original Agreement and shall read as follows:

“QKD Debt Restructuring” means the restructuring of the debt payable by Model to Quality King Distributors, Inc. in the amount and on the terms and conditions substantially similar to those described on Exhibit C attached hereto and such other terms as shall be mutually agreeable to Quality King Distributors, Inc., Model and E Com.”

7. Section 4.5(a) (Undisclosed Liabilities, Etc.) of the Original Agreement shall be deleted in its entirety and replaced by the following:

“(a) The audited consolidated financial statements of Model as of and for the years ended October 31, 2004, 2005, 2006, and 2007, and unaudited consolidated financial statements of Model as of and for the eleven months ended September 30, 2007 (the “Model Financial Statements”), and all subsequent interim financial statements provided by Model in accordance with Section 5.8(i) before the Closing Date, have been prepared in accordance with GAAP, and fairly present in all material respects the consolidated financial position of Model and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited quarterly statements, to normal year-end audit adjustments).”

8. Section 6.1(d) (Conditions to Each Party’s Obligation to Effect the Merger) of the Original Agreement shall be deleted in its entirety and replaced by the following:

“(d) Asset based loans in the amount and on terms substantially similar to those contemplated in the Commitment Letter shall have been obtained by Acquisition Sub and/or E Com and funds shall have been advanced and/or be available thereunder;”

9. Section 6.1(f) (Conditions to Each Party’s Obligation to Effect the Merger) shall be amended to read in its entirety as follows:

“(f) The transactions described in the definition of Affiliate Debt shall have been put in place, including, without limitation, the QKD Debt Restructuring, on or prior to the Closing.”

10. Section 6.3(d) (Conditions to E Com’s and Acquisition Sub’s Obligations to Effect the Merger) shall be deleted in its entirety and replaced by the following:

“(d) Each of Model and Quality King Distributors, Inc. shall have executed and delivered a services agreement in a form that is mutually agreeable to Quality King Distributors, Inc., Model and E Com;”

11. Section 6.3(e) (Conditions to E Com’s and Acquisition Sub’s Obligations to Effect the Merger) shall be deleted in its entirety.

12. Section 6.3(g) (Conditions to E Com’s and Acquisition Sub’s Obligations to Effect the Merger) shall be renumbered as Section 6.3(e) and all references to Section 6.3(g) in the Original Agreement shall refer to Section 6.3(e);

13. The definition of “Outside Date” in Section 7.1(c)(i) (Termination) shall be amended to be August 31, 2008.

14. The address of Model for notice purposes in Section 9.8 (Notices) shall be deleted in its entirety and replaced by the following:

“Model Reorg, Inc.

35 Sawgrass Drive, Suite 2

Bellport, NY 11713

Attention: Michael Katz

Facsimile No.: (631) 866-4231”

15. The address of Seller Representative for notice purposes in Section 9.8 (Notices) shall be deleted in its entirety and replaced by the following:

“Stephen Nussdorf

c/o Model Reorg, Inc.

35 Sawgrass Drive, Suite 2

Bellport, NY 11713

Facsimile No.: 631-866-4109”

16. By his, her or its execution hereof, each of the Model Shareholders hereby consents to this Amendment.

17. Except as expressly provided in this Amendment, the Original Agreement is, and shall continue to be, in full force and effect in accordance with its terms, without amendment thereto, and is, in all respects, ratified and confirmed.

18. This Amendment shall be subject to the provisions set forth in Article 9 (Miscellaneous) of the Original Agreement, which are incorporated herein by this reference with the same force and effect as if set forth herein.

The remainder of this page left blank.

[Signature page follows]

IN WITNESS WHEREOF, in accordance with Section 9.2 (Amendment or Supplement) of the Original Agreement, the parties hereto have caused this Amendment to be duly executed, as of the date first above written.

MODEL REORG, INC.

By:	/s/ Michael W. Katz
Michael W. Katz
Chief Executive Officer

E COM VENTURES, INC.

By:	/s/ Donovan Chin
Donovan Chin
Chief Financial Officer and Secretary

MODEL REORG ACQUISITION LLC

By	E Com Ventures, Inc., its sole member

By:	/s/ Donovan Chin
Donovan Chin
Chief Financial Officer and Secretary

[Model Shareholder Signatures Follow]

The undersigned, Model Shareholders, acknowledging the terms and provisions of this Amendment, have executed this Amendment as of the date first above written.

/s/ Glenn Nussdorf
Glenn Nussdorf

/s/ Stephen Nussdorf
Stephen Nussdorf

/s/ Arlene Nussdorf
Arlene Nussdorf

/s/ Rene Garcia
Rene Garcia

THE JACQUELINE MARIE GARCIA 2006 FAMILY TRUST u/t/a dated October 30, 2006

By	/s/ Rene A. Garcia, Trustee
RENE A. GARCIA, Trustee

By:	/s/ Rafael Villoldo, Trustee
RAFAEL VILLOLDO, Trustee

THE CAROLINA MARIE GARCIA 2006 FAMILY TRUST u/t/a dated October 30, 2006

By:	/s/ Rene A. Garcia, Trustee
RENE A. GARCIA, Trustee

By	/s/ Rafael Villoldo, Trustee
RAFAEL VILLOLDO, Trustee

IRREVOCABLE TRUST FOR VICTOR GARCIA u/t/a dated October 30, 2006

By:	/s/ Rene A. Garcia, Trustee
RENE A. GARCIA, Trustee

By:	/s/ Rafael Villoldo, Trustee
RAFAEL VILLOLDO, Trustee

EXHIBIT C

Affiliate Debt

Total Affiliate Debt - Amount: Approximately $87.3 million after giving effect to the transactions described in this Exhibit C

(a)	Subordinated Debt Payable by Model to Certain Model Shareholders

•	Amount: $52.3 million

•	Maturity date: At least 6 months beyond the scheduled maturity date of the senior creditor financing described in the Commitment Letter

•	Amortization: Bullet at maturity

•	Interest rate: 2% per annum over the rate applicable from time to time to the revolving credit facility described in the Commitment Letter payable quarterly

•	Security: Unsecured

•	Priority: Subordinated to institutional creditor financings, including the financing pursuant to the Commitment Letter

•	Use of Proceeds: (i) Working capital and (ii) payment of all but $35 million of the subordinated debt owed by Model to Quality King Distributors, Inc.

(b)	Restructured Subordinated Debt Payable to Quality King Distributors, Inc. after the Payment described in Clause (a) of this Exhibit C

•	Amount: $35.0 million.

•	Maturity Date: June 30, 2012

•

Amortization: Quarterly amortization of $2.5 million, commencing January 2009, and a final balloon payment 6 months following the scheduled maturity of the senior creditor financing described in the Commitment Letter

•	Interest rate: 1% per annum over the rate applicable from time to time to the revolving credit facility described in the Commitment Letter

•	Security: Unsecured

•	Priority: Subordinated to institutional creditor financings, including the financing pursuant to the Commitment Letter